UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2023

RIGETTI COMPUTING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40140	88-0950636
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

775 Heinz Avenue, Berkeley, California	94710
(Address of principal executive offices)	(Zip Code)

(510) 210-5550

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RGTI	The Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	RGTIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director and Chairman of the Board of Directors

On October 30, 2023, the board of directors (the “Board”) of Rigetti Computing, Inc. (the “Company”), upon the recommendation of the nominating and corporate governance committee of the Board, increased the size of the Board from seven to eight directors, elected Thomas J. Iannotti as a Class II director and appointed Mr. Iannotti Chairman of the Board, in each case effective immediately. Mr. Iannotti’s term as a Class II director continues until the Company’s 2024 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Iannotti succeeds Cathy McCarthy as Chair of the Board, with Ms. McCarthy continuing to serve as a Class III director.

Pursuant to the Company’s Non-Employee Director Compensation Policy, which was amended in connection with Mr. Iannotti’s appointment to reflect the compensation to which Mr. Iannotti will be entitled for his service as non-executive Chairman of the Board and to reduce the amounts of the annual cash retainers to which the Company’s directors are entitled for service on the Board and its committees (as so amended, the “Director Compensation Policy”), Mr. Iannotti will be entitled to receive an annual cash retainer for service as a director in the amount of $36,000 and an additional annual cash retainer for service as non-executive Chairman of the Board in the amount of $22,500, prorated based on days served.

In addition, pursuant to the Director Compensation Policy, for his service as non-executive Chairman of the Board, Mr. Iannotti will be entitled to receive an initial grant of stock options pursuant to the Company’s 2022 Equity Incentive Plan (the “Initial Option Grant”) to purchase up to 720,000 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), provided that the aggregate grant date fair value of the Initial Option Grant combined with the cash retainers payable to Mr. Iannotti for the period from his appointment to the board through the day immediately preceding the Company’s 2024 annual meeting of stockholders may not exceed $1,000,000. The Initial Option Grant will vest in three equal annual installments beginning on the first anniversary of the grant date, subject to his continuous service through each vesting date.

Pursuant to the Director Compensation Policy, Mr. Iannotti will also be entitled to receive on the date of each annual meeting of stockholders following which he continues to serve as non-executive Chairman of the Board a grant of stock options to purchase up to 140,000 shares Common Stock pursuant to the Company’s 2022 Equity Incentive Plan (each, an “Annual Option Grant”) with an aggregate grant date fair value equal to $420,000. Each Annual Option Grant will vest in full on the earlier of: (a) the date of the following year’s annual meeting of stockholders (or the date immediately prior to the following year’s annual meeting of stockholders if Mr. Iannotti’s service as a director ends at such annual meeting due to his failure to be re-elected or his not standing for re-election); or (b) the one-year anniversary measured from the date of grant, in each case subject to Mr. Iannotti’s continuous service through such vesting date.

There are no arrangements or understandings between Mr. Iannotti and any other person pursuant to which he was elected as a director. Mr. Iannotti does not have any family relationships with any of the Company’s directors or executive officers and he does not have a direct or indirect material interest in any transaction that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On October 31, 2023, the Company issued a press release announcing the appointment of Mr. Iannotti as Chairman of the Board. The press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

The information included in Item 7.01 of this Current Report (including Exhibit 99.1 hereto) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to liabilities of that section, and shall not be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended (“Securities Act”), except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Rigetti Computing, Inc., dated October 31, 2023

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 31, 2023

RIGETTI COMPUTING, INC.

By:	/s/ Jeffrey A. Bertelsen
Jeffrey A. Bertelsen
Chief Financial Officer